Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

For Immediate Release

EMAK Worldwide Reports Results

for Fiscal Year and Fourth Quarter of 2007

LOS ANGELES, March 11, 2008 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the fourth quarter and full year ended December 31, 2007.

	Q4-07	Q4-06	FY-07	FY-06
Revenues, in millions	$45.9	$55.5	$164.2	$181.4
Net income (loss), in millions	$0.53	$0.25	($7.6)	($2.3)
Net income (loss) per diluted share	$0.06	$0.03	($1.30)	($0.45)

“We ended the year on a high note as the fourth quarter represented EMAK’s most profitable quarter in the last four years,” said Jim Holbrook, EMAK’s Chief Executive Officer. “Once again, we saw good growth in our fee-based agency revenues, with high double-digit revenue growth at Upshot versus the year-ago quarter. As we expected, revenues did decline as compared to the prior-year period due to two large, low-margin promotional programs that occurred in the fourth quarter of 2006, but were not repeated this year. Because we did not pursue the lower-margin programs this year, our gross profit margin improved significantly, boosting our bottom line.

“Our 2007 results demonstrate a challenging yet rewarding year. In our Agency Services segment, we enjoyed healthy growth of 5.4 percent for the full year, once again led by strong growth at our Upshot agency. We faced an approximately 10 percent decline in revenues in our Promotional Products segment as a result of the factors noted above for the fourth quarter, combined with deteriorating conditions in kids marketing in Europe experienced over the full year. When excluding operating losses in our international region, our domestic operations were profitable for the year. In response to the continued declines in Europe, during the fourth quarter

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of 2007 we implemented an agency restructuring plan which will result in lower operating expenses in 2008 as discussed below.”

Fourth Quarter 2007 Financial Highlights

The following table presents financial highlights for the Company’s operations for the fourth quarter of 2007. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

Results from operations
(In thousands of dollars)	Three Months Ended December 31,
	2007	% of revenues		2006	% of revenues		% change
Revenues by segment
Agency services	9,044	19.7%		6,608	11.9%		36.9%
Promotional products	35,272	76.9%		46,581	83.9%		-24.3%
Consumer products	1,539	3.4%		2,350	4.2%		-34.5%
	45,855	100.0%		55,539	100.0%		-17.4%

Gross profit by segment
Agency services gross profit	2,959	32.7%	*	1,809	27.4%	*	63.6%
Promotional products gross profit	9,161	26.0%	*	9,115	19.6%	*	0.5%
Consumer products gross profit	476	30.9%	*	(87)	-3.7%	*	N/A
	12,596	27.5%		10,837	19.5%		16.2%

Revenues by geographical area
United States	35,591	77.6%		44,099	79.4%		-19.3%
International	10,264	22.4%		11,440	20.6%		-10.3%
	45,855	100.0%		55,539	100.0%		-17.4%

Income from operations by geographical area
United States	1,311	3.7%	**	1,163	2.6%	**	12.7%
International	(875)	-8.5%	**	(1,155)	-10.1%	**	-24.2%
	436	1.0%		8	0.0%		5350.0%

Operating expenses	12,160	26.5%		10,829	19.5%		12.3%
Operating income	436	1.0%		8	0.0%		5350.0%
Net income	532	1.2%		248	0.4%		114.5%

Non-GAAP financial highlights
Adjusted operating expenses before charges and gain	11,543	25.2%		10,926	19.7%		5.6%
EBITDA	1,040	2.3%		357	0.6%		191.3%
EBITDA before charges and gain	1,657	3.6%		260	0.5%		-537.3%
Adjusted operating income (loss) before charges and gain	1,053	2.3%		(89)	-0.2%		1283.1%
Adjusted net income before charges and gain	1,149	2.5%		151	0.3%		-660.9%

*Percentage of segment revenues
**Percentage of geographical area revenues

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EMAK Worldwide, Inc.

Additional Fourth Quarter 2007 Financial Highlights

•	Agency Services revenues were significantly higher versus the year-ago quarter, increasing by $2.4 million, or 36.9 percent, due to continued growth at Upshot across new and recurring clients.
•	Promotional Products revenues were lower versus the year-ago quarter, as noted previously.
•

Consumer Products revenues were lower versus the year-ago quarter because of the segment’s planned reduction to one remaining toy license through December 2008. Beginning with the first quarter of 2008, the Consumer Products and Promotional Products segments will be combined into one reporting segment.

•	Gross profit increased 16.2 percent, and gross profit margin increased 800 basis points due to improvements across all segments.
•

Agency Services gross profit dollars increased from the prior-year period as a result of a higher contribution of gross profit dollars from the Upshot agency, which had higher fee-based revenues from both new and existing clients.

•

Agency Services gross profit margin increased due to the higher fee-based revenues mentioned previously and a smaller proportion of direct outside costs. Agency Services gross profit includes direct outside costs that fluctuate, making direct comparisons of the gross profit percentages difficult. Typically billings for direct outside costs, which are included in revenues, have very low gross margins. In periods in which segment revenues contain significant direct outside costs, the overall gross profit percentage will be lower. Management views the overall gross profit dollars, rather than the percentage, to be a more meaningful measure of performance in this segment.

•	Consumer Products segment gross margins were higher than the prior-year period due to one-time write offs of barter credits in the prior-year period.
•

Domestic revenues for the quarter were $35.6 million, or 77.6 percent of revenues, and international revenues for the quarter were $10.3 million, or 22.4 percent of revenues. In the year-ago quarter, domestic revenues were $44.1 million, or 79.4 percent of revenues, and international revenues were $11.4 million, or 20.6 percent of revenues.

•	Net foreign currency translation had a favorable impact to revenues of approximately $360,000 versus the prior-year period average exchange rates.
•

Operating expenses, before charges and gain, increased by $617,000 for the quarter. As a percentage of revenue, operating expenses were 25.2 percent in the fourth quarter of 2007, compared to 19.7 percent of revenues in the year-ago quarter. In the fourth quarter of 2007, the Company incurred higher costs related to SOX compliance, legal fees and higher occupancy costs related to non-cash expense for a new lease for its Chicago-based office. Additionally, the

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unfavorable impact of foreign currency translation in Europe increased operating expenses by $197,000.

•	Operating income was $436,000 as compared to $8,000 in the year-ago quarter. Domestic operating income of $1.3 million was offset by international operating losses of $0.9 million.
•	Operating income before charges was $1.1 million as compared to an operating loss of $89,000 in the year-ago quarter.

Agency Restructuring

•

As reported previously, during the fourth quarter of 2007 EMAK implemented a restructuring plan to refine its cost structure and tap the efficiencies embedded in its operations. This included the integration of the Equity Marketing and Logistix agencies, and the planned exit of certain other agency services for the Company’s largest client.

•

Due to the continued deterioration of the marketing environment in Europe, the Company continued to implement a restructuring plan that included further workforce reductions in the region. Substantially all of the actions related to both the U.S. and European restructurings should be completed by the end of the second quarter of 2008.

•

In the fourth quarter of 2007, actions related to restructurings in the U.S. and Europe totaled $584,000, or $0.07 per diluted share. These charges include a loss on lease of $277,000 for the first phase of the Company’s exit of a portion of its office space in London, which was not included in the Company’s original estimate. The Company is continuing to analyze options for its facilities for further savings potential.

•

EMAK expects that the overall impact of worldwide headcount reductions resulting from the restructuring and voluntary terminations will total approximately $6.0 million of annualized operating expense savings.

•

As of December 31, 2007, EMAK’s worldwide headcount, excluding the Upshot agency, was 162, a decline of 27 percent as compared to December 31, 2006. Since December 31, 2005, worldwide headcount, excluding Upshot, has declined by approximately 43 percent.

Financial Condition

•	The balance of cash, cash equivalents and restricted cash at December 31, 2007 was $3.4 million, a decrease of $6.6 million versus the end of last year.
•	The Company used $5.0 million in cash from operations during 2007, versus generating $5.6 million in cash in 2006.
•	Working capital was $6.4 million and the current ratio was 1.2, versus working capital of $10.0 million and a current ratio of 1.3 at the end of 2006.

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•	The Company had no debt at the end of 2007 or at the end of 2006.
•	EMAK’s unused $25 million credit facility provides the Company with adequate liquidity.

Full Year 2007 Financial Highlights

The following table presents financial highlights for the Company’s operations for the full year 2007. Full financial results, including reconciliations of GAAP to non-GAAP measures, follow at the end of the release.

Results from operations
(In thousands of dollars)	Twelve Months Ended December 31,
	2007	% of revenues		2006	% of revenues		% change
Revenues by segment
Agency services	31,769	19.4%		30,133	16.6%		5.4%
Promotional products	126,612	77.1%		141,083	77.8%		-10.3%
Consumer products	5,793	3.5%		10,181	5.6%		-43.1%
	164,174	100.0%		181,397	100.0%		-9.5%

Gross profit by segment
Agency services gross profit	9,977	31.4%	*	9,156	30.4%	*	9.0%
Promotional products gross profit	29,268	23.1%	*	33,076	23.4%	*	-11.5%
Consumer products gross profit	2,079	35.9%	*	1,795	17.6%	*	15.8%
	41,324	25.2%		44,027	24.3%		-6.1%

Revenues by geographical area
United States	126,819	77.2%		134,907	74.4%		-6.0%
International	37,355	22.8%		46,490	25.6%		-19.6%
	164,174	100.0%		181,397	100.0%		-9.5%

Loss from operations by geographical area
United States	1,508	1.2%	**	1,318	1.0%	**	14.4%
International	(9,262)	-24.8%	**	(3,536)	-7.6%	**	161.9%
	(7,754)	-4.7%		(2,218)	-1.2%		249.6%

Operating expenses	49,078	29.9%		46,245	25.5%		6.1%
Operating loss	(7,754)	-4.7%		(2,218)	-1.2%		249.6%
Net loss	(7,616)	-4.6%		(2,265)	-1.2%		236.2%

Non-GAAP financial highlights
Adjusted gross profit before gain	41,324	25.2%		43,939	24.2%		-6.0%
Adjusted consumer products gross profit before gain	2,079	35.9%	*	1,707	16.8%	*	21.8%
Adjusted operating expenses before charges	45,196	27.5%		45,032	24.8%		0.4%
EBITDA	(5,883)	-3.6%		(616)	-0.3%		855.0%
EBITDA before charges and gain	(2,001)	-1.2%		509	0.3%		-493.1%
Adjusted operating loss before charges and gain	(3,872)	-2.4%		(1,093)	-0.6%		-254.3%
Adjusted net loss before charges and gain	(3,734)	-2.3%		(1,140)	-0.6%		-227.5%

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*Percentage of segment revenues
**Percentage of geographical area revenues

Outlook

Holbrook continued, ”Our successes in 2007 were diminished by challenges we faced in Europe. We have taken action to improve our financial performance in the region, and we entered the new year with our focus firmly set on growth. We are actively pursuing new business around the globe, including areas outside of the kids marketing realm in Europe. As we begin a new year, I feel good about the future. Our Agency Services business is delivering excellent results. Our Promotional Products business is also trending up; however, now that we have transitioned out of certain retained agency services on behalf of our largest client, the segment will experience a decline in revenues and a reduction in gross margins. Our reductions in overhead for this business will offset the lower level of revenue and gross margin at the operating line.

“For 2008, we anticipate greater profitability assuming solid growth in our Agency Services segment and stable revenues or modest growth in Promotional Products, combined with operating expenses more in line with our level of revenues. With these assumptions, we expect to compare favorably to our competitive industry sector, with modest growth in revenues for 2008 and positive EBITDA.”

Fourth Quarter Conference Call and Webcast

The Company will host a conference call with investors and financial analysts today at 5:00 p.m.ET/2:00 p.m. PT to discuss its fourth quarter financial results and operational highlights. A live webcast will be accessible at www.emak.com via the Investor Info section (Events page) of the website. For those who cannot listen to the live broadcast, an online replay will be available for 30 days at www.emak.com, or a phone replay will be available through March 18, 2008, by dialing 800-642-1687 or 706-645-9291 (international) and entering the passcode 36443431.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and

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manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Revenues	$45,855	$55,539	$164,174	$181,397
Cost of sales	33,259	44,702	122,850	137,458
Minimum royalty guarantee shortfall gain	-	-	-	(88)
Gross profit	12,596	10,837	41,324	44,027
Operating expenses:
Salaries, wages and benefits	6,523	6,252	26,817	26,283
Selling, general and administrative	5,020	4,674	18,379	18,749
Restructuring charge (gain)	584	(97)	584	1,213
Impairment of assets	33	-	3,298	-

Total operating expenses	12,160	10,829	49,078	46,245
Income (loss) from operations	436	8	(7,754)	(2,218)
Interest income (expense), net	19	(93)	75	(271)
Other income (expense)	178	(72)	275	(83)
Income (loss) before provision (benefit) for income taxes	633	(157)	(7,404)	(2,572)
Provision (benefit) for income taxes	101	(405)	212	(307)
Net income (loss)	532	248	(7,616)	(2,265)
Preferred stock dividends	-	-	-	375
Net income (loss) available to common stockholders	$532	$248	$(7,616)	$(2,640)

Basic income (loss) per share
Income (loss) per share	$0.09	$0.04	$(1.30)	$(0.45)
Weighted average shares outstanding	5,895,699	5,849,186	5,877,924	5,834,990

Diluted income (loss) per share
Income (loss) per share	$0.06	$0.03	$(1.30)	$(0.45)
Weighted average shares outstanding	8,784,821	8,930,472	5,877,924	5,834,990

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	December 31,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$2,988	$8,677
Restricted cash	390	1,319
Accounts receivable, net	24,477	24,327
Inventories	7,315	6,386
Prepaid expenses and other current assets	1,773	3,732
CURRENT ASSETS	36,943	44,441
Fixed assets, net	3,377	3,583
Intangible assets, net	10,827	13,787
Other assets	296	559
TOTAL ASSETS	$51,443	$62,370

LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Short-term debt	$-	$-
Accounts payable	15,385	20,238
Accrued liabilities	15,150	14,240
CURRENT LIABILITIES	30,535	34,478
Long-term liabilities	1,432	2,294
TOTAL LIABILITIES	31,967	36,772

Redeemable preferred stock	19,041	19,041

Common stock	-	-
Additional paid-in capital	35,284	33,840
Accumulated deficit	(20,841)	(13,225)
Accumulated other comprehensive income	3,661	3,611
Less:
Treasury stock	(17,669)	(17,669)
TOTAL STOCKHOLDERS' EQUITY	435	6,557
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY	$51,443	$62,370

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
	Twelve Months Ended
	December 31,
	(Unaudited)
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,616)	$(2,265)
Adjustments to reconcile net loss to
net cash provided by (used in) operating activities:
Depreciation and amortization	1,596	1,685
Provision for doubtful accounts	(14)	13
Gain on disposal of fixed assets	(13)	(2)
Amortization of restricted stock	1,482	1,080
Minimum guarantee royalty shortfall gain	-	(88)
Impairment of assets	3,298	-
Changes in operating assets and liabilities-
Increase (decrease) in cash and cash equivalents:
Accounts receivable	9	5,803
Inventories	(873)	5,175
Prepaid expenses and other current assets	1,979	1,450
Other assets	217	100
Accounts payable	(5,011)	(273)
Accrued liabilities	786	(5,373)
Long-term liabilities	(868)	(1,676)

Net cash provided by (used in) operating activities	(5,028)	5,629

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(1,553)	(1,469)
Restricted cash	1,036	(1,319)
Proceeds from sale of fixed assets	13	23
Payment for purchase of Megaprint Group	-	(313)

Net cash used in investing activities	(504)	(3,078)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	-	(375)
Transaction costs paid in connection with the
modification of preferred stock and warrants	-	(157)
Purchase of options via stock option buyback	-	(231)
Borrowings under line of credit	6,508	64,687
Repayment under line of credit	(6,508)	(64,687)

Net cash used in financing activities	-	(763)

Net increase (decrease) in cash and cash equivalents	(5,532)	1,788

Effects of exchange rates on cash and cash equivalents	(157)	574

CASH AND CASH EQUIVALENTS, beginning of period	8,677	6,315

CASH AND CASH EQUIVALENTS, end of period	$2,988	$8,677

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
EBITDA
(In thousands)

EBITDA, before charges and gains, is calculated as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Net income (loss)	$532	$248	$(7,616)	$(2,265)

Interest expense (income), net	(19)	93	(75)	271
Provision (benefit) for income taxes	101	(405)	212	(307)
Depreciation	425	385	1,536	1,541
Amortization	1	36	60	144
EBITDA	1,040	357	(5,883)	(616)

Minimum royalty guarantee shortfall gain		-	-	(88)
Restructuring charge (gain)	584	(97)	584	1,213
Impairment of assets	33	-	3,298	-

EBITDA, before charges and gains	$1,657	$260	$(2,001)	$509

EBITDA is reconciled to cash flows provided by (used in) operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

EBITDA, before charges and gains	$1,657	$260	$(2,001)	$509

Restructuring gain (charge)	(584)	97	(584)	(1,213)
Interest income (expense), net	19	(93)	75	(271)
Benefit (provision) for income taxes	(101)	405	(212)	307
Changes in operating assets and liabilities	(3,370)	10,609	(3,761)	5,206
Other, net	345	475	1,455	1,091

Net cash provided by (used in) operating activities	$(2,034)	$11,753	$(5,028)	$5,629

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Highlights
(In thousands of dollars, except per share data)

	Three Months Ended December 31, 2006
	GAAP	Special items		Non-GAAP

Operating expenses	10,829	97	(a)	10,926
Operating income (loss)	8	(97)	(a)	(89)
Net income	248	(97)	(a)	151

Diluted income per share	$0.03	$(0.01)	(b)	$0.02

(a) Includes a restructuring gain of $97 related to a partial reversal of previously recorded accruals of estimated severance costs for staff reductions in the Company’s European and U.S. offices.

(b) Includes adjustments noted in footnote (a) on a per share basis.

	Three Months Ended December 31, 2007
	GAAP	Special items		Non-GAAP

Operating expenses	12,160	(617)	(a)	11,543
Operating income	436	617	(a)	1,053
Net income	532	617	(a)	1,149

Diluted income per share	$0.06	$0.07	(b)	$0.13

(a) The Company's fourth quarter 2007 results include: (i) a restructuring charge of $584 related to severance expenses and other termination costs for the reorganization of the European operations, expense related to partially vacated office space in Europe and severance expenses and other termination costs related the integration of operations between Equity Marketing and Logistix agencies. (ii) The impairment of assets of $33 related to Logistix (U.K.) fixed assets as a result of the current period operating losses combined with a history of operating losses.

(b) Includes adjustments noted in footnote (a) on a per share basis.

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EMAK Worldwide, Inc.

EMAK Worldwide, Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Highlights
(In thousands of dollars, except per share data)

	Twelve Months Ended December 31, 2006
	GAAP	Special items		Non-GAAP

Gross profit	$44,027	$(88)	(a)	$43,939
Consumer products gross profit	1,795	(88)	(a)	1,707
Operating expenses	46,245	(1,213)	(b)	45,032
Operating loss	(2,218)	1,125	(c)	(1,093)
Net loss	(2,265)	1,125	(c)	(1,140)

Diluted loss per share	$(0.45)	$0.19	(d)	$(0.26)

(a) Represents the reversal of a portion of a charge previously taken for minimum royalty guarantee shortfalls on several consumer products licenses.

(b) Includes a restructuring charge of $1,213 related to severance expenses and other termination costs related to the reorganization of the SCI Promotion agency, the elimination of three centralized senior management positions, the elimination of two senior management positions as a result of the consolidation of SCI Promotion, Pop Rocket and Megaprint Group into the new Logistix agency and staff reductions in our Hong Kong office.

(c) Includes adjustments noted in footnotes (a) and (b).

(d) Includes adjustments noted in footnote (c) on a per share basis.

	Twelve Months Ended December 31, 2007
	GAAP	Special items		Non-GAAP

Operating expenses	49,078	(3,882)	(a)	45,196
Operating loss	(7,754)	3,882	(a)	(3,872)
Net loss	(7,616)	3,882	(a)	(3,734)

Diluted loss per share	$(1.30)	$0.66	(b)	$(0.64)

(a) The Company's full year 2007 results include: (i) a restructuring charge of $584 related to severance expenses and other termination costs for the reorganization of the European operations, expense related to partially vacated office space in Europe and severance expenses and other termination costs related the integration of operations between Equity Marketing and Logistix agencies. (ii) The impairment of assets of $3,298 related to Logistix (U.K.) goodwill, trademark and fixed assets as a result of the current period operating losses combined with a history of operating losses.

(b) Includes adjustments noted in footnote (a) on a per share basis.

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